Exhibit 10.18

CONSULTING AGREEMENT

THIS AGREEMENT is made as of this 7th day of January, 2013, between WISCONSIN ENERGY CORPORATION, on behalf of itself and its subsidiaries (collectively, the "Company"), and Frederick D. Kuester (the "Consultant").

The Consultant is voluntarily retiring from the employment of the Company as of the close of business on January 4, 2013 (the "Final Retirement Date"). The Consultant has significant experience in the utility industry and considerable knowledge of the Company's generating system, including the construction of major generating facilities. As a result, the Company wishes to obtain the benefits of a consulting agreement ("Agreement") with the Consultant and the Consultant is willing to enter into this Agreement and provide consulting services in accordance with the terms below:

NOW, THEREFORE, in consideration of the terms set forth below, the parties agree as follows:

1.
Consulting Services. After the Final Retirement Date, the Consultant agrees to consult with the Company on major construction projects ("Services"). With respect to such Services, the parties agree as follows:

(a)
The initial term of this Agreement shall commence on January 7, 2013, and shall remain in effect for twelve (12) months thereafter, unless terminated by either party pursuant to Paragraph 1(i), below. After the twelve month initial term, this Agreement shall automatically renew on a month to month basis until it is terminated by either party pursuant to Paragraph 1(i), below.

(b)
The Consultant will be solely responsible for determining the means, manner and method by which he will perform the Services, the times at which those Services will be performed and the sequence of performance of such Services.

(c)
The Company will pay the Consultant for the consulting services a monthly fee of $9500.00 dollars for the Services ("Consulting Fee"). The fees specified in this Paragraph 1(c) shall be the sole remuneration paid by the Company to Consultant in exchange for the Services provided by Consultant under this Agreement. Consultant will maintain records for all time spent on the Services. Payment for the Services will be due at the end of each month, upon the Consultant's production of an invoice for the Services. All invoices are to be directed to the Company, to the attention of the Chairman, as follows: Mr. Gale E. Klappa, Chairman, Wisconsin Energy Corporation, Suite P440, 231 West Michigan Street, Milwaukee, Wisconsin 53203.

(d)	Consultant will present periodic oral progress reports to the Company on request.

(e)	The Company will reimburse the Consultant reasonable travel expenses. Consultant shall provide such equipment as shall be necessary to provide the Services.

(f)
The Consultant is free to perform services for any other person or business during the term of this Agreement provided Consultant does not render services, without the prior written approval of the Chairman of the Company, to any other utility, and further provided that such other services do not preclude or conflict with his performance of the Services.

(g)
The Consultant acknowledges that he will not be an employee of the Company or any of its affiliates during the term of this Agreement and that he will not be treated as an employee for federal or state tax purposes, but as an independent contractor. In acknowledging that Consultant is an independent contractor, Consultant agrees that Consultant shall not be entitled to participate in any insurance or other fringe benefits provided by the Company to its active employees and that the Company shall not be required hereunder to withhold nor shall the Company withhold any income, social security, unemployment or other tax or similar payments from the amounts payable to Consultant under this Agreement, it being agreed by Consultant that Consultant shall file all necessary tax returns and pay all necessary taxes consistent with Consultant's status as an independent contractor, and Consultant is liable for any applicable taxes on the amounts earned by Consultant under this Agreement.

(h)
Services performed under this Agreement will be at the direction of Gale E. Klappa, Chairman, President, and CEO of the Company. The parties agree that Gale E. Klappa has the sole and absolute discretion to determine the scope of the Services. Consultant will not be subject to the direct supervision of the Company. Consultant shall perform all duties that may be required of and from him pursuant to the terms of this Agreement to the reasonable satisfaction of the Company.

(i)
Either the Company or the Consultant shall have the right at any time and for any reason whatsoever, upon thirty (30) days written notice to the other, to terminate the Agreement. In the event of termination of the Agreement, the Consultant shall be paid for any outstanding Services performed and reasonable travel expenses actually incurred prior to and including the date of termination.

2.
Ownership of Documents. All plans, designs, drawings, specifications, calculations, data, information and reports prepared, obtained, developed or furnished to or for the Company in the performance of the Services shall become the sole property of the Company and may not be released, disclosed or published in whole or in part to others without the written permission of the Company.

3.
Confidentiality. In order that the Consultant may effectively provide fulfillment of this Agreement to the Company, it may be necessary or desirable for the Company to disclose confidential and proprietary information pertaining to the Company's past, present and future activities. Consultant shall not disclose Confidential Information of the Company to any third party. The foregoing obligation shall not apply to any information that (i) is at the time of disclosure, or thereafter becomes, part of the public domain through no wrongful act or omission of the Consultant, (ii) is subsequently received from a third party having no obligation of confidentiality to the Company, or (iii) is required to be disclosed by lawful order of a court or regulatory body having jurisdiction. For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information of the Company. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

4.
Limited Liability. Consultant will not be liable to the Company for any acts or omissions in the performance of the Services unless such acts or omissions constitute or result from gross negligence or willful misconduct by the Consultant. The Company will indemnify and hold Consultant harmless from any obligations, losses, costs, claims, judgments, damages, and expenses (including reasonable attorneys' fees) arising out of, resulting from, or in any way connected with the Services, unless Consultant is found by a court of competent jurisdiction to have been grossly negligent or to have engaged in willful misconduct. The Company may, at its option and at its own expense, assume the defense as to any such claim.

5.	Entire Agreement; Amendments. This Agreement contains the entire understanding and agreement between the parties with respect to the matters covered and supersedes all other prior agreements and understandings (excepting solely the December 30, 2008 Amended and Restated Senior Officer Employment and Non-Compete Agreement executed between Wisconsin Energy Corporation and Consultant (the "Employment Agreement"), written or oral, between the parties with respect thereto. This Agreement may not be amended except by a written instrument signed by the parties. Nothing contained in this Agreement shall be construed to modify the Employment Agreement or eliminate any obligations under the Employment Agreement.

6.
Notices. Except as otherwise provided above, all communications concerning this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company to the attention of Susan H. Martin, General Counsel, Wisconsin Energy Corporation, 231 West Michigan Street, Milwaukee, Wisconsin 53203 (telephone 414-221-2712; fax 414-221-2185) and to the Consultant, to the attention of Frederick D. Kuester, [            ]), or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

7.
Waiver. A waiver by the Company of the breach of any of the provisions of this Agreement shall not be deemed to be a waiver by the Company of any subsequent breach. No provision of this Agreement may be waived other than in writing signed by both parties.

8.
Invalidity. The obligations imposed by this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision. The parties agree that, should any portion of this Agreement be deemed unreasonable and/or unenforceable, the Agreement shall be construed, and may be modified, to make its terms reasonable, enforceable and applicable to the fullest extent possible consistent with the law.

9.
Severability. Whenever possible, each provision of the Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement should be prohibited or invalid, in whole or in part, under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of the Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above.

WISCONSIN ENERGY CORPORATION

By:	/s/ Gale E. Klappa	/s/ Frederick D. Kuester
	Gale E. Klappa	Frederick D. Kuester
Chairman, President and CEO